Exhibit 5.1

KPMG LLP Yonge Corporate Centre 4100 Yonge St. Suite 200 North York, ON M2P 2H3	Telephone Fax Internet	(416) 228-7000 (416) 228-7123 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Rogers Communications Inc.:

We consent to the use of:

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our Independent Auditors’ Report of Registered Public Accounting Firm dated February 11, 2014 on the consolidated financial statements of Rogers Communications Inc. (the “Company”) which comprise the consolidated statements of financial position of the Company as at December 31, 2013 and December 31, 2012, and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information;

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our Report of Independent Registered Public Accounting Firm dated February 11, 2014 on the consolidated statements of financial position of the Company as at December 31, 2013 and December 31, 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013; and

─	our Report of Independent Registered Public Accounting Firm dated February 11, 2014 on the Company’s internal control over financial reporting as of December 31, 2013,

each of which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Chartered Professional Accountants, Licensed Public Accountants

February 21, 2014
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.. KPMG Canada provides services to KPMG LLP.

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